As filed with the Securities and Exchange Commission on May 3, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

STEPAN COMPANY

(Exact name of registrant as specified in its charter)

Delaware	36-1823834
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Edens and Winnetka Road

Northfield, Illinois 60093

(Address, including zip code, of Principal Executive Offices)

Stepan Company 2011 Incentive Compensation Plan

(Full title of the plan)

H. Edward Wynn

Vice President, General Counsel and Secretary

Stepan Company

Edens and Winnetka Road

Northfield, Illinois 60093

(847) 446-7500

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, par value $1.00 per share	1,300,000 shares	$71.33	$92,729,000	$10,766

(1)	Represents the maximum number of shares of common stock, par value $1.00 per share (“Common Stock”), of Stepan Company (the “Registrant”) issuable pursuant to the Stepan Company 2011 Incentive Compensation Plan (the “Plan”) being registered hereon.
(2)	Pursuant to Rule 416 of the Securities Act of 1933 (the “Securities Act”), this Registration Statement also covers such additional shares of Common Stock as may become issuable pursuant to the anti-dilution provisions of the Plan.
(3)	Estimated solely for calculating the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 of the General Rules and Regulations under the Securities Act, on the basis of the average of the high and low sale prices of the Common Stock on the New York Stock Exchange on April 28, 2011, within five business days prior to filing.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this Registration Statement:

(1)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2010;

(2)	The Registrant’s Current Report on Form 8-K filed February 14, 2011 (with respect to Item 5.03); and

(3)	The description of the Common Stock contained in the Registrant’s Registration Statement on Form 8-A, filed March 4, 1996, including any subsequently filed amendments and reports updating such description.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The legality of the shares of Common Stock being offered under this Registration Statement has been passed upon for the Registrant by Mr. H. Edward Wynn, who owns or has rights to acquire an aggregate of less than 1% of the Common Stock.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, as amended (“DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Section 145 also provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification will be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or such other court deems proper.

Section 145 provides that any indemnification under that section may be made by the corporation only as authorized in a specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct. Such determination will be made by (i) a majority vote of the directors who are not parties to such action, suit or proceeding, even if less than a quorum; (ii) a committee of such directors designated by a majority vote of such directors, even if less than a quorum; (iii) independent legal counsel in a written opinion if there are no such directors or if such directors so direct; or (iv) the stockholders. The indemnification provided by Section 145 is not exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

The Registrant’s Certificate of Incorporation and Bylaws contain provisions consistent with Section 145 of DGCL under which the Registrant will indemnify its directors, officers, employees or agents under certain circumstances and subject to certain limitations to the fullest extent authorized or permitted by DGCL.

Section 145 of DGCL provides that a corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under that section. The Registrant maintains insurance policies indemnifying it and its directors and officers against certain liabilities and related expenses.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Restated Certificate of Incorporation of Stepan Company (incorporated herein by reference to Exhibit 3(i) to the Registrant’s Current Report on Form 8-K (Commission No. 001-04462) filed with the Commission on December 28, 2005)

4.2	Amended and Restated By-Laws of Stepan Company (incorporated herein by reference to Exhibit 3(ii) to the Registrant’s Current Report on Form 8-K (Commission No. 001-04462) filed with the Commission on February 14, 2011)

4.3	Stepan Company 2011 Incentive Compensation Plan (incorporated herein by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A (Commission No. 001-04462) filed with the Commission on March 31, 2011)

5.1	Opinion of Counsel

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Counsel (included in Exhibit 5.1)

24.1	Power of Attorney

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Northfield, State of Illinois, on this 3rd day of May, 2011.

STEPAN COMPANY

By:	/s/ H. Edward Wynn
	Name:	H. Edward Wynn
	Title:	Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated and on the date indicated above.

Signature	Title(s)

* F. Quinn Stepan, Jr.	President, Chief Executive Officer and Director (Principal Executive Officer)

* James E. Hurlbutt	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

* F. Quinn Stepan	Chairman and Director

* Michael R. Boyce	Director

* Gary E. Hendrickson	Director

* Joaquin Delgado	Director

Signature	Title(s)

* Gregory E. Lawton	Director

* Edward J. Wehmer	Director

*	This Registration Statement has been signed on behalf of the above officers and directors by H. Edward Wynn, as attorney-in-fact, pursuant to a power of attorney filed as Exhibit 24.1 to this Registration Statement.

Dated: May 3, 2011	By:	/s/ H. Edward Wynn
H. Edward Wynn
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description

4.1	Restated Certificate of Incorporation of Stepan Company (incorporated herein by reference to Exhibit 3(i) to the Registrant’s Current Report on Form 8-K (Commission No. 001-04462) filed with the Commission on December 28, 2005)

4.2	Amended and Restated By-Laws of Stepan Company (incorporated herein by reference to Exhibit 3(ii) to the Registrant’s Current Report on Form 8-K (Commission No. 001-04462) filed with the Commission on February 14, 2011)

4.3	Stepan Company 2011 Incentive Compensation Plan (incorporated herein by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A (Commission No. 001-04462) filed with the Commission on March 31, 2011)

5.1	Opinion of Counsel

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Counsel (included in Exhibit 5.1)

24.1	Power of Attorney